Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of TransAtlantic Petroleum Ltd.

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-162814) of TransAtlantic Petroleum Ltd. of our report dated March 23, 2012 (except for Note 2 dated May 15, 2013) on the consolidated balance sheet of TransAtlantic Petroleum Ltd. as at December 31, 2011, and the consolidated statements of comprehensive income (loss), equity and cash flows for each of the years in the two-year period ended December 31, 2011, which report appears in the Form 10-K of TransAtlantic Petroleum Ltd. for the year ended December 31, 2012.

/s/ KPMG LLP

Chartered Accountants

Calgary, Canada

May 15, 2013